Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release May 3, 2023

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $144,000 or $0.02 diluted earnings per share for the three months ended March 31, 2023, compared to net earnings of $334,000 or $0.04 diluted earnings per share for the three months ended March 31, 2022, a decrease of $190,000 or 56.9%. Net earnings were $891,000 or $0.11 diluted earnings per share for the nine months ended March 31, 2023, compared to net earnings of $1.4 million or $0.17 diluted earnings per share for the nine months ended March 31, 2022, a decrease of $493,000 or 35.6%.

The decrease in net earnings for the quarter ended March 31, 2023 was primarily attributable to provision for losses on loans and lower net interest income. The decrease in net earnings for the nine months ended March 31, 2023, was primarily attributed to provision for losses on loans, lower non-interest income, and higher non-interest expense.

In the three months ended March 31, 2022, the Company recorded a negative provision for losses on loans of $106,000, compared to no provision for the recently-ended quarterly period. The negative provision in the prior year was due, in part, to an overall decrease in the Company’s loan portfolio at that time. Since June 30, 2022 the loan portfolio has increased $32.4 million or 11.8% to $307.0 million and has continued to perform well. As a result, management determined that no provision for losses on loans was necessary for the quarter just ended. Net interest income decreased $93,000 or 4.4% and totaled $2.0 million for the quarter ended March 31, 2023, primarily because interest income increased less than interest expense increased. Interest income increased $649,000 or 25.3% and totaled $3.2 million for the recently-ended quarter due primarily to an increased average balance of interest-earning assets period to period as well as a higher average interest rate earned on those assets. Interest expense increased $742,000 or 175.4% and totaled $1.2 million for the three months just ended primarily due to higher average interest rates paid on funding sources. Deposits and FHLB advances are the primary funding sources utilized by the Company and interest expense on those funds has increased in response to the 475 basis point increase implemented by the Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) over the past twelve months. Although the yield on the Company’s assets generally changes in response to interest rate changes, those assets do not reprice as quickly as funding sources reprice. If the FOMC continues to increase, management expects net earnings to be negatively impacted as the cost of funding is expected to increase faster than the yield on assets increases. The extent of any such negative impact will be largely dependent on whether and how much the FOMC continues to escalate interest rates.

Non-interest expense increased $45,000 or 2.4% totaling $1.9 million for the quarter ended March 31, 2023, due primarily to an increase in outside service fees.

The decrease in net earnings on a nine-month basis was primarily attributable to provision for losses on loans, lower non-interest income, higher non-interest expense, and decreased net interest income.

As referenced herein the Company recorded a negative provision for losses on loans of $106,000 during the nine months ended March 31, 2022. A provision of $113,000 was recorded for the nine month period just ended due primarily to an increase in the loan portfolio during the period. Non-interest income decreased $186,000 or 44.1% to $236,000 for the nine months just ended due primarily to decreased net gains on sales of loans, which was due, in turn, to a reduction in volume of loans sold during the comparable period. The Company sells most of its long-term, fixed-rate mortgage loans to the Federal Home Loan Bank of Cincinnati, while retaining the servicing rights on the loans. Increases in market interest rates during the prior twelve months has significantly reduced demand for long-term, fixed-rate mortgages which can be made and sold.

Non-interest expense increased $128,000 or 2.2% to $5.9 million for the nine months ended March 31, 2023, due primarily to an increase in auditing and accounting and outside service fees.

Net interest income decreased $51,000 or 0.7% and totaled $6.9 million for the nine months ended March 31, 2023, as interest income increased less than interest expense increased. Interest income increased $910,000 or 10.9% and totaled $9.2 million for the nine months just ended primarily due to an increased average balance of interest-earning assets period to period as well as a higher average interest rate earned on those assets. Interest expense increased $961,000 or 71.7% and totaled $2.3 million for the nine months just ended, primarily due to an increase in the average rate paid on funding sources.

At March 31, 2023, assets totaled $342.9 million, an increase of $14.8 million or 4.5%, compared to $328.1 million at June 30, 2022. The increase in assets was attributed primarily to a $32.4 million or 11.8% increase in loans, net, which totaled $307.0 million at March 31, 2023, while cash and cash equivalents decreased $17.7 million or 68.7% to $8.1 million. Deposits decreased $30.5 million or 12.7% to $209.4 million at March 31, 2023 compared to June 30, 2022 while advances increased $46.8 million or 137.5% to $80.9 million at the end of the period. Deposits decreased in the first two quarters of the fiscal year as general interest rates in the market rose and customers sought higher yields on their interest-bearing deposits. Deposits decreased approximately $14.1 million and $17.0 million for the quarterly periods ended September 30, and December 31, 2022, but increased approximately $524,000 for the recently-ended quarter. The Banks maintain a relatively low 13% of deposits which are not insured by the Federal Deposit Insurance Corporation (“FDIC”).

At March 31, 2023, the Company reported its book value per share as $6.32. The change in shareholders’ equity was primarily associated with net profits for the period, less dividends paid on common stock and common stock repurchased for treasury purposes. Included in shareholders’ equity at March 31, 2023 was $361,000 in unrealized losses on available-for-sale investments, net of tax, which was the sole component of the Company’s accumulated other comprehensive gain (loss).

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2022. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2023, the Company had approximately 8,097,695 shares outstanding of which approximately 58.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	June 30,
	2023	2022
ASSETS
Cash and cash equivalents	$8,085	$25,823
Investment Securities	13,152	10,816
Loans available-for sale	-	152
Loans, net	306,960	274,583
Real estate acquired through foreclosure	70	10
Goodwill	947	947
Other Assets	13,700	15,749
Total Assets	$342,914	$328,080
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$209,391	$239,857
FHLB Advances	80,899	34,066
Other Liabilities	1,485	2,132
Total liabilities	291,775	276,055
Shareholders’ Equity	51,139	52,025
Total liabilities and shareholders’ equity	$342,914	$328,080
Book value per share	$6.32	$6.38
Tangible book value per share	$6.20	$6.26
Outstanding shares	8,097,695	8,154,695

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2023	2022	2023	2022

Interest Income	$9,226	$8,316	$3,210	$2,561
Interest Expense	2,301	1,340	1,165	423
Net Interest Income	6,925	6,976	2,045	2,138
Provision for Losses on Loans	113	(106)	-	(106)
Non-interest Income	236	422	69	94
Non-interest Expense	5,874	5,746	1,916	1,871
Income Before Income Taxes	1,174	1,758	198	467
Income Taxes	283	374	54	133
Net (Loss) Income	$891	$1,384	$144	$334
Earnings per share:
Basic and Diluted	$0.11	$0.17	$0.02	$0.04
Weighted average outstanding shares:
Basic and Diluted	8,144,767	8,216,836	8,129,006	8,217,207

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